Exhibit 10.1

EMPLOYMENT AGREEMENT

Employment Agreement, dated as of November 5, 2011 between RoomStore, Inc. (“Company”) and Stephen Giordano (“Executive”).

The Company agrees to employ the Executive, and the Executive agrees to accept such employment, on the following terms and conditions:

1. Employment, Duties and Acceptance.

1.1 Employment; Duties. The Company employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company as its President and Chief Executive Officer and to perform such other duties consistent with such position as may be assigned to the Executive by the Board of Directors of the Company (the “Board”) or any officer of the Company senior to the Executive. The Executive will be appointed immediately to the Board of Directors, although he will not receive any additional compensation for this responsibility.

1.2 Acceptance. The Executive accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company diligently, to devote his entire business time, energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the Company’s interests.

1.3 Employment Location. Executive understands and agrees that his primary employment location is at either the Richmond, Virginia, or Rocky Mount, North Carolina areas, and agrees to maintain an apartment or house in the Central Virginia or North Carolina area and to spend the majority of his time working at the Company’s corporate headquarters or at the Company’s other facilities.

2. Term of Employment.

2.1 The Term. The Executive’s employment will start on November 8, 2011 (the “Effective Date”). Subject to the termination provisions in Section 4 of this Agreement, this Agreement and the Executive’s employment will continue for three years from the Effective Date (the “Initial Term”) and, thereafter automatically continued for consecutive one-year periods (the “Extended Term”), unless terminated earlier pursuant to section 4, or either party gives written notice of non-renewal of this Agreement at least thirty days before the end of the Initial Term or Extended Term. The Initial Term and the Extended Term are also referred to in this Agreement as the “Term.”

3. Compensation; Benefits.

3.1 Salary. The Company will pay the Executive during the Term a base salary, payable in accord with the Company’s regular payroll practices, at the initial annual rate of $400,000, less legally required withholding and deductions (the “Base Salary”). The Company will review the Executive’s Base Salary annually.

3.2 Signing Bonus. Subject to and in consideration of the Executive’s starting employment with the Company and complying with all his obligations under this Agreement and as the Company’s President and Chief Executive Officer, the Company will pay the Executive a signing bonus of $75,000, less legally required withholding and deductions, $25,000 will be paid within five days after the Effective Date and the remainder will be paid in five equal payments over the next five months at the rate of $10,000 per month. In addition, the Company will reimburse the Executive for up to $2,500 of documented legal fees that he incurs in connection with his review and negotiation of this Agreement.

3.3 Incentive Bonus. The Executive will have an opportunity to earn an annual Incentive Bonus in an amount up to 60% of the Executive’s Base Salary based on the Company and the Executive each achieving certain annual performance targets and objectives set by the Compensation Committee of the Board, with recommendations from the Executive. The amount of the Executive’s Incentive Bonus for fiscal year 2012 will be prorated for the number of days he is employed by the Company during fiscal year 2012. The Compensation Committee of the Board will set the Executive’s performance targets for fiscal year 2012, after consulting with the Executive, within thirty days after the Effective Date. Earned Incentive Bonuses will be paid within thirty days after the Company’s receipt of its completed audit for the fiscal year in which the Incentive Bonus would be earned.

3.4 Equity. Subject to court approval if required, the Company will provide the Executive with stock options equal to 6% of the equity of the post-reorganization company subject to a vesting schedule commensurate with the desires of the Company and the length of an agreed upon contract.

3.5 Relocation Expenses. For a period of up to ninety days after the Effective Date, the Company will reimburse the Executive for his reasonable documented housing rental expenses in the Richmond or Raleigh Durham, Rocky Mount metropolitan area, subject to the Company’s prior approval of the amount of such housing expenses. In addition, the Company will reimburse the Executive for documented moving expenses, approved by the Company in advance, of up to $12,500, for moving Executive’s personal effects from Chicago to the Richmond or Raleigh Durham/Rocky Mt. area.

3.6 Business Expenses. During the Term, the Executive will be entitled to receive reimbursement of all reasonable out-of-pocket expenses properly incurred by him in connection with his duties under this Agreement, subject to the Company’s customary expense reimbursement practices.

3.7 Vacation. During each year of the Term, the Executive will be entitled to four weeks of vacation, accrued and taken pursuant to the Company’s vacation policies and practices as may be in effect from time to time.

3.8 Fringe Benefits. Immediately upon the Effective Date, the Executive will be entitled to participate in all group benefit plans available to other Executive Officers of the Company, subject to all the applicable terms and conditions of each group benefit plan as may be in effect from time to time and to the extent permitted under applicable law.

3.9 Car Expenses. During each month of the Term, the Executive will be entitled to receive reimbursement of up to $850 for the expense of leasing or buying a car for business use. The Company also will provide the Executive with a credit card for his use in purchasing gasoline in connection with driving the car for business purposes.

4. Termination.

4.1 Termination at Will. Either the Executive or the Company can terminate this Agreement and the Executive’s employment, for any or no reason, upon giving the other party at least thirty days prior written notice.

4.2 Severance. If the Company provides notice of non-renewal of the Term of this Agreement or terminates the Executive’s employment without “Cause” (as defined below), or the Executive resigns his employment for Good Reason (as defined below), the Executive shall be entitled to severance equal to payment of his base salary for a six-month period after termination, with such payments made in accord with the Company’s regular payroll practices, less legally required withholding and deductions. Solely for purposes of this Section 4.2, “Cause” shall mean that: (a) the Executive has engaged in misconduct in or neglect of the responsibilities of his position; (b) the Executive has been convicted of, plead guilty or no contest to a felony or a crime involving dishonesty or theft; (c) the Executive has materially failed to comply with applicable laws with respect to the Company’s operations; (d) the Company’s adjusted gross EBIDTA for the period of March 1, 2012 to February 28, 2013 is below $2 million. For purposes of this Section 4.2, a resignation for “Good Reason” shall mean, the Executive’s resignation where, without the Executive’s prior written consent, the Company (a) fails to pay the Executive as provided under this Agreement, or (b) diminishes the Executive’s base salary. Any resignation for Good Reason shall only be effective upon the failure of the Company to cure the action(s) or omission(s) giving rise to the Good Reason resignation within thirty (30) days after receiving the Executive’s written notice.

4.3 Change in Control. As an alternative to the severance provision in Section 4.2 above, if the Executive’s employment were to be terminated due to a “Change in Control” (as defined below) and the successor entity does not offer the Executive employment similar to the position he had immediately before the Change in Control, the Company shall provide the Executive with a lump sum severance payment equal to his Base Salary for a total of twelve months. A Change of Control shall include: (a) a sale of all or substantially all of the assets of the Company; (b) a merger, consolidation or other transaction involving the Company in which the Company is not the surviving or continuing corporation or business entity; (c) a sale or transfer of a majority of the voting stock or equity of the Company whereby the new majority owner(s) has/have the voting power to change the members of the Board of Directors.

4.4 Separation Agreement. Any severance paid to the Executive pursuant to Sections 4.2 or 4.3 of this Agreement shall be provided subject to the Executive first signing, without subsequent revocation, a Separation Agreement and Release in a form acceptable to the Company.

4.5 Litigation Expenses. The prevailing party in any action, suit or proceeding between the Company and the Executive with respect to this Agreement or the Executive’s employment shall be entitled to an award of all expenses (including reasonable attorneys’ fees) incurred by such party in connection with such action, suit or proceeding, to the extent permitted by applicable law.

5. Intellectual Property. The Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties pertaining to a retail furniture business that the Executive may acquire, obtain, develop or create during the Term (the “Results”), free and clear of any claims by the Executive (or anyone claiming under the Executive). All the Results are works made-for-hire for the Company within the meaning of the United States Copyright Act. To any extent that any Results may not qualify as works made-for-hire, the Executive shall, at the request of the Company, execute such assignments to the Company of all the Executive’s right, title and interest in and to the Results as the Company may from time to time deem appropriate.

6. Confidential Information. The Executive acknowledges that he will have access or be privy to certain confidential business and proprietary information of the Company and its Subsidiaries as a result of the Executive’s employment with the Company or its subsidiaries. Confidential information may include, but is not limited to, business decisions, plans, procedures, strategies and policies, legal matters affecting the Company and its subsidiaries and their respective businesses, personnel, customer records information, trade secrets, bid prices, evaluations of bids, contractual terms and arrangements (prospective purchases and sales), pricing strategies, financial and business forecasts and plans and other information affecting the value or sales of products, goods, services or securities of the Company or its subsidiaries, and personal information regarding employees (collectively, the “Confidential Information”). The Executive acknowledges and agrees the Confidential Information is and shall remain the sole and exclusive property of the Company or its Subsidiary. The Executive shall not disclose to any unauthorized person, or use for the Executive’s own purposes, any Confidential Information without the prior written consent of the Board, which consent may be withheld by the Board at its sole discretion, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions. The Executive agrees to maintain the confidentiality of the Confidential Information after the termination of the Executive’s employment; provided, further, that if at any time the Executive or any person or entity to which the Executive has disclosed any Confidential Information becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Executive shall provide the Company with prompt, prior written notice of such requirement so the Company, in its sole discretion, may seek a protective order or other appropriate remedy and/or waive compliance with the terms hereof. In the event that a protective order or other remedy is not obtained or the Company waives compliance with the provisions of this Agreement, the Executive shall ensure that only the portion of the Confidential Information which the Executive or that person is advised by written opinion of the Company’s counsel that the Executive is legally required to disclose is disclosed, and the Executive further covenants and agrees to exercise reasonable efforts to obtain assurance that the recipient of any Confidential Information shall not further disclose that Confidential Information to others, except as required by law, following such disclosure. In addition, the Executive covenants and agrees to deliver to the Company upon termination of this Agreement, and at any other time as the Company may request, any and all property of the Company including, but not limited to, keys, computers, credit cards, company car, memoranda, notes, plans, records, reports, computer tapes, printouts and software, Confidential Information in any form whatsoever, and other documents and data (and copies thereof) and relating to the Company or any subsidiary which he may then possess or have under his control or to which the Executive had access to or possession of in the course of such employment.

7. Covenant Not to Compete or Disparage. The Executive hereby agrees that for a period of two (2) years following the expiration or termination of this Agreement (the “Non-Compete Period”), the Executive shall not: (i) directly or indirectly, either individually or for any other person or entity (whether as an officer, director, employee, owner, stockholder, consultant, agent, advisor, general partner, limited partner, member, manager, or otherwise), or as a part of a group, own, operate, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with any part of the business presently engaged in by the Company within any geographical area in which the Company engages or has proposed to engage in such business (or solicit any person to engage in any of the foregoing activities); (ii) directly or indirectly, individually or for any other person or entity induce or attempt to induce any employee of the Company to leave the employ of the Company, hire any person who is an employee of the Company as of, or immediately prior to, the time of the hiring, or induce or attempt to induce any manufacturers’ representative, customer, supplier, licensee, agent or any other person or entity having a business relationship with the Company to cease doing business with or reduce the volume of its business with the Company; or (iii) initiate, participate or engage in any communication whatsoever with any current or former customer, supplier, vendor or competitor of the Company or its subsidiaries or any of their respective shareholders, partners, members, directors, managers, officers, employees or agents, or with any current or former shareholder, partner, member, director, manager, officer, employee or agent of the Company or its subsidiaries, or with any third party, which communication could reasonably be interpreted as derogatory or disparaging to the Company or its subsidiaries, including but not limited to the business, practices, policies, shareholders, partners, members, directors, managers, officers, employees, agents, advisors and attorneys of the Company or its Subsidiaries. Provided, however, nothing herein shall prohibit the Executive from being a passive owner of or controlling, directly or indirectly, of not more than five percent (5%) in the aggregate of the outstanding stock of any class of a corporation which is publicly traded and which competes in the business of the Company so long as the Executive has no direct or indirect participation in the management of such corporation. The Executive acknowledges that the foregoing restriction is reasonable in all respects and that there is no less restrictive provision in terms of duration, prohibited activities or geographic area which would adequately protect the Company’s assets and other legitimate business interests. For the purposes of the foregoing, a business shall be deemed to be competing with the business of the Company if that business (a) operates retail furniture stores that sell living room, dining room, bedroom, or entertainment room furniture, and (b) more than ten percent (10%) of those stores are located within the same markets as those stores operated by the Company. Notwithstanding the foregoing, in the event any part of this covenant set forth in this provision shall be held invalid, illegal or unenforceable by a court of competent jurisdiction, the Executive and the Company hereby agree that such invalid, illegal or unenforceable provision or section hereof shall be severed from this Agreement without affecting the remaining portions hereof in any manner. In the event any portion of this provision related to the time or geographical area restrictions of this Agreement shall be declared by a court of competent jurisdiction to exceed the maximum time or geographical area restrictions the court deems reasonable or enforceable, said time or geographic area restriction shall be deemed to become and thereafter shall be the time or geographic area which the court shall deem reasonable and enforceable.

8. Notices.

All notices and other communications required to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, one day after deposit if sent by a nationally recognized overnight courier, or if mailed first class, postage prepaid, by certified mail three days after the date mailed, as follows (or to such other address as either party shall designate by notice in writing to the other):

If to the Company:

RoomStore, Inc.

Board of Directors

c/o Legal Department

12501 Patterson Avenue

Richmond, VA 23238

If to the Executive:

Stephen Giordano

5118 Tari Stream Way

Brandon, FL 33511

9. Limitation on Claims. The Executive agrees that he will not commence any action or suit relating to any matter arising out of his employment with the Company (irrespective of whether such action or suit pertains to the provisions of this Agreement) later than ten months after the first to occur of: (a) the date such claim initially arises, or (b) the date the Executive’s employment terminates for any reason whatsoever. The Executive expressly waives any applicable statute of limitations to the contrary.

10. General.

10.1 This Agreement shall be governed by and construed in accord with the laws of the State of Virginia Any court proceedings concerning this Agreement or the Executive’s employment with the Company shall be exclusively in the state or federal courts located in the Richmond, Virginia area.

10.2 The section headings herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.3 This Agreement sets forth the entire understanding of the parties relating to the subject matter of the Executive’s employment with the Company, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

10.4 This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate with assets sufficient to fully perform all the Company’s obligations or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

10.5 This Agreement may be amended, modified, superseded or canceled, and the terms hereof may be waived, only by a written instrument executed by both parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any provision in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other provision in this Agreement.

Room Store, Inc.

By:	/s/ Steven L. Gidumal
Chairman, Board of Directors

By:	/s/ Stephen A. Giordano
Stephen Giordano